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Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CACHET FINANCIAL SOLUTIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JULY, A.D. 2016, AT 5:02 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-SEVENTH DAY OF JULY, A.D. 2016 AT 12:01 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE DELAWARE 1793 1865

4792508 8100
SR# 20165061684

Authentication: 202715764
Date: 07-25-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

Cachet Financial Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Board of Directors of the Corporation has duly adopted, by way of executing a unanimous written consent of the directors, resolutions authorizing, and recommending to the stockholders of the Corporation to authorize, the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Amendment”).

SECOND: That this Amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and the stockholders of the Corporation.

THIRD: That, effective as of July 27, 2016 at 12:01am, the Amended and Restated Certificate of Incorporation of the Corporation be amended by adding a new section 4.5 to the Amended and Restated Certificate of Incorporation of the Corporation, which shall be and read as follows:

“4.5 Reverse Split. Effective as of July 27, 2016 at 12:01am (the “Second Reverse Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Second Reverse Split Effective Time will be automatically reclassified as and converted into a fraction of a share of Common Stock, the numerator of which is one (1) and the denominator of which is fifteen (15). Any stock certificate that, immediately prior to the Second Reverse Split Effective Time, represented shares of Common Stock, from and after the Second Reverse Split Effective Time, automatically and without the necessity of presenting the same for exchange, will represent the number of shares of Common Stock as equals the quotient obtained by dividing the number of shares of Common Stock represented by such certificate immediately prior to the Second Reverse Split Effective Time by fifteen (15). No fractional shares of Common Stock will be issued as a result of the share combination effected pursuant to this Section 4.5. A holder of Common Stock at the Second Reverse Split Effective Time that would otherwise be entitled to a fraction of a share as a result of the share combination effected pursuant to this Section 4.5 will, in lieu thereof, have such amount rounded up and be entitled to receive a full share of Common Stock for such fraction of a share.”

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 25th day of July, 2016.

CACHET FINANCIAL SOLUTIONS, INC.

By:	/s/ Bryan Meier
Name:	Bryan Meier
Title:	Chief Financial Officer

[Signature Page to Certificate of Amendment]